Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

Pasadena, California, November 10, 2009 - AutoImmune Inc. (OTC BB: AIMM.OB) today reported net income of $2,000, or $0.00 per share basic and diluted, for the three months ended September 30, 2009, compared with a net loss of $23,000, or $0.00 per share basic and diluted, for the three months ended September 30, 2008. For the nine months ended September 30, 2009, the net loss was $254,000, or $0.01 per share basic and diluted, compared with net loss of $216,000, or $0.01 per share basic and diluted for the same period in 2008. As of September 30, 2009, the Company reported $8.1 million in cash and marketable securities as compared to $8.5 million in cash and marketable securities as of December 31, 2008.

Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “Product sales in the first nine months of 2009 at Colloral LLC, our joint venture with Deseret Laboratories, Inc., more than doubled from the same period in 2008. The response to marketing through our licensee, Bronson Laboratories, LLC remains encouraging.” AutoImmune consolidates Colloral LLC for financial reporting purposes.

AutoImmune has exclusively licensed certain of its intellectual property rights pertaining to an injectable therapy for the treatment of multiple sclerosis to BioMS Medical Corp. Under the license agreement, BioMS currently makes monthly diligence payments to AutoImmune. BioMS in July 2009 announced that dirucotide, the lead drug covered by AutoImmune’s license agreement, did not meet the primary endpoint of delaying disease progression during a two-year Phase III trial in patients with secondary progressive multiple sclerosis (SPMS). BioMS also announced that it would discontinue ongoing clinical trials and review all available data. It is now expected the review will be completed by the end of this year. Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “We were obviously disappointed by the trial results and look forward to further announcements from BioMS regarding their future plans for this approach to treating SPMS.”

On October 21, 2009, AutoImmune announced that its Board of Directors authorized the exploration of a full range of strategic alternatives available to the Company in order to enhance shareholder value. AutoImmune has retained Junewicz & Co. as its financial advisor for this evaluation process, which is now ongoing.

AutoImmune is a biopharmaceutical company involved in the development of treatments for autoimmune and cell-mediated inflammatory diseases and conditions.

Statements in this release that are not strictly historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include statements about clinical trials and studies and future sales, royalties and revenue. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to the uncertainties of clinical trial results, AutoImmune’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed, as are other factors, in AutoImmune’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section entitled “Risk Factors.” We have no plans, and disclaim any obligation, to update or revise any forward-looking statements whether as a result of new information, future events or other factors, except as required by law.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009

Revenue	$57,000	$237,000	$225,000	$525,000

Costs and expenses:
Cost of goods sold	1,000	74,000	29,000	144,000
Research and development	3,000	(5,000)	93,000	96,000
General and administrative	125,000	150,000	511,000	518,000

Total costs and expenses	129,000	219,000	633,000	758,000

Interest income	51,000	8,000	195,000	25,000

	51,000	8,000	195,000	25,000

Net income (loss)	(21,000)	26,000	(213,000)	(208,000)
Net income attributable to noncontrolling interest	2,000	24,000	3,000	46,000

Net loss attributable to AutoImmune Inc	$(23,000)	$2,000	$(216,000)	$(254,000)

Net income (loss) per share - basic	$(0.00)	$0.00	$(0.01)	$(0.01)

Net income (loss) per share - diluted	$(0.00)	$0.00	$(0.01)	$(0.01)

Weighted average common shares outstanding - basic	16,999,623	16,999,623	16,998,820	16,999,623

Weighted average common shares outstanding - diluted	16,999,623	17,159,754	16,998,820	16,999,623

CONDENSED BALANCE SHEET (Unaudited)

	December 31, 2008	September 30, 2009

Cash and short-term marketable securities	$8,475,000	$6,843,000
Other current assets	195,000	342,000
Long-term marketable securities	-	1,305,000

Total assets	$8,670,000	$8,490,000

Current liabilities	$147,000	$144,000
Total equity	8,523,000	8,346,000

Total liabilities and equity	$8,670,000	$8,490,000